SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report April 10, 2003

Commission file number 333-21411

ROSE HILLS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	13-3915765
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3888 South Workman Mill Road

Whittier, California 90601

(Address of principal executive offices) (Zip Code)

(562) 692-1212

Registrant’s telephone number, including area code

N/A

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5. OTHER EVENTS

This Current Report on Form 8-K is filed by Rose Hills Company, Inc., a Delaware corporation (the “Company”). As discussed more fully in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2002, the Company anticipated retiring all of its outstanding debt under its Bank Term Facility on or before May 1, 2003. On April 1, 2003 the Company repaid all of the outstanding debt under the Bank Term Facility using a $45.0 million cash equity contribution from its parent company, the Alderwoods Group, Inc., (Alderwoods) and approximately $7.6 million of cash on hand.

The Alderwoods equity cash contribution required an amendment to Alderwoods’ $75.0 million Credit Facility Agreement. Under the terms of the amended Alderwoods’ Credit Facility Agreement, Alderwoods’ obligations thereunder will be guaranteed by RH Holdings Corp., the Company and the Company’s subsidiaries, and the lenders thereunder will receive a first priority security interest in and lien on all personal property of RH Holdings, the Company and the Company’s subsidiaries and the real property of eight affiliate funeral homes and cemeteries. Real property at Rose Hills Memorial Park and Mortuary is not included in the Alderwoods Credit Facility Agreement.

After repayment of the debt, the Company’s remaining cash on hand was approximately $7.0 million. The Company did not renew its Revolving Term Facility which expired April 1, 2003.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

None.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 11, 2003

ROSE HILLS COMPANY

/s/ KENTON C. WOODS
Kenton C. Woods Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer